Exhibit 12.1
IRWIN FINANCIAL CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
(In Thousands)	2006		2005		2004		2003		2002

Including Interest on Deposits

Earnings:
Earnings from continuing operations before income taxes	$56,271		$56,842		$80,216		$(9,462)		$15,428
Fixed charges from below	242,089		137,121		80,137		80,946		87,096

Earnings from continuing operations	$298,360		$193,963		$160,353		$71,484		$102,524

Fixed charges:
Interest expense	$242,089		$137,121		$80,137		$80,946		$87,096

Ratio of earnings to fixed charges	1.23	x	1.41	x	2.00	x	0.88	x	1.18	x

Excluding Interest on Deposits

Earnings:
Earnings from continuing operations before income taxes	$56,271		$56,842		$80,216		$(9,462)		$15,428
Fixed charges from below	109,868		53,260		35,650		38,581		32,735

Earnings from continuing operations	$166,139		$110,102		$115,866		$29,119		$48,163

Fixed charges:
Interest expense, excluding interest on deposits	$109,868		$53,260		$35,650		$38,581		$32,735

Ratio of earnings to fixed charges	1.51	x	2.07	x	3.25	x	0.75	x	1.47	x